Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES AUGUST CASH DISTRIBUTION

DALLAS, Texas, August 19, 2022 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.195923 per unit, payable on September 15, 2022, to unit holders of record on August 31, 2022.

This month’s distribution increased from the previous month as the result of primarily an increase in the pricing received for both oil and gas for the month of June from the Waddell Ranch properties but offset by slightly lower pricing for the Texas Royalty Properties during the month of June.

WADDELL RANCH

In reporting June production of the Underlying Properties for this month’s press release, production for oil volumes was 183,925 (gross) and was priced at about $114.41 per bbl. Production for gas volumes (including gas liquids) was 598,906 Mcf (gross) and was priced at about $11.43 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $26,461,904 (gross) for June. Lease Operating Expenses were $3,607,857 (gross) and Capital Expenditures were $13,192,559 (gross) for June, netting to the Net Profit Interest (NPI) of $9,661,488. This would put the Trust’s proceeds of 75% as a positive $7,246,116 (net) for the month of June, to contribute to this month’s distribution. Given that if current oil and gas pricing continues, Waddell Ranch could continue to contribute to the distribution in the foreseeable future.

First sales received for the month of June 2022 wells were as follows: (all net to the Trust), 4.5 new drill wells, including 1.1 horizontal wells, 3.0 recompleted wells. Waiting on completion, as of 6/30/2022, were 4.9 drill wells, including 0.4 horizontal wells and 3.0 recompletion wells. Also, 0.4 wells, plugged and abandoned, were completed.

Blackbeard has advised the Trustee of the projected 2022 capital expenditure budget for the Waddell Ranch Properties to be an estimated $92 million (net to the Trust) with a projection of about 47 new drill wells and 45 recompletions along with about 19 plug and abandoned wells. Of the new drill wells, about 13 will be horizontal drills and about 34 vertical drill wells.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 19,623 barrels of oil and 15,306 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,933 barrels of oil and 13,983 Mcf of gas. The average price for oil was $104.65 per bbl and for gas was $8.91 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $2,189,961. Deducted from these were taxes of $167,326 resulting in a Net Profit of $2,022,636 for the month of June. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,921,504 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	183,925	598,906	137,944	449,180	*	$114.41	$11.43	**
Texas Royalties	19,623	15,306	17,933	13,983	*	$104.65	$8.91	**
Prior Month
Waddell Ranch	184,994	600,972	138,746	450,729	*	$110.51	$9.44	**
Texas Royalties	19,300	10,710	17,640	9,776	*	$106.55	$13.05	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $40,475 resulting in a distribution of $9,131,750 to 46,608,796 units outstanding, or $0.195923 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839